SENIOR EXECUTIVE VERSION

EMPLOYEE STOCK OPTION AGREEMENT
(3 Year Vesting Schedule)

SECOND AMENDED AND RESTATED 2010 EQUITY INCENTIVE PLAN

THIS EMPLOYEE STOCK OPTION AGREEMENT (this “Agreement”), dated as of May 12, 2015, is between ENERSYS, a Delaware corporation (the “Company”), and the individual identified on the signature page hereof (the “Participant”).
BACKGROUND
A.    The Participant is currently an employee of the Company or one of its Subsidiaries.
B.    The Company desires to (i) provide the Participant with an incentive to remain in the employ of the Company or one of its Subsidiaries, and (ii) increase the Participant’s interest in the success of the Company by granting to the Participant nonqualified stock options (the “Options”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
C.    The grant of the Options is (i) made pursuant to the Second Amended and Restated EnerSys 2010 Equity Incentive Plan (the “Plan”); (ii) made subject to the terms and conditions of this Agreement; (iii) made conditional on stockholder approval of the Plan at the annual meeting of stockholders to be held in July, 2015; and (iv) not employment compensation nor an employment right and is made in the sole discretion of the Company’s Compensation Committee.
AGREEMENT
NOW, THEREFORE, in consideration of the covenants and agreements contained in this Agreement, the parties hereto, intending to be legally bound, agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan. This Agreement and the Options shall be subject to the Plan. The terms of the Plan and the Background provisions of this Agreement are hereby incorporated into this Agreement by reference~~.~~ and made a part hereof as if set forth in their entirety in this Section 1. If there is a conflict or an inconsistency between the Plan and this Agreement, the Plan shall govern.
2.    Restrictions on Transfer. Except as otherwise expressly provided in the Plan, none of the Options may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of (or made the subject of a derivative transaction) to or with any third party otherwise than by will or the laws of descent and distribution and the Options shall be exercisable during the Participant’s lifetime only by the Participant.

3.    Grant of Options. The Participant is awarded the number of Options specified on the signature page hereof, at the Option Price indicated thereon. The Options are not intended to qualify as incentive stock options under Section 422 of the Code. Each Option shall entitle the Participant to purchase, upon payment of the applicable Option Price in any manner provided by the Plan, one share of Common Stock. The shares of Common Stock issuable upon exercise of the Options are from time to time referred to herein as the “Option Shares.” For purposes of the Plan and this Agreement, the Date of Grant shall be as indicated on the signature page hereof. The Options shall be exercisable as provided in this Agreement.
4.    Terms and Conditions of Options. The Options evidenced by this Agreement are subject to the following terms and conditions:
(a)    Vesting. The Options shall vest and become exercisable as follows: one-third (1/3) of the Options shall vest and become exercisable on each of the first three anniversaries of the Date of Grant (each such one-third (1/3) of the Options which vest on each such anniversary shall be referred to herein as a “Tranche”) unless previously vested or forfeited in accordance with the Plan or this Agreement; provided, however, that to the extent then unvested, the Options shall immediately become vested and exercisable if:

(i)	the Participant’s employment (or consulting, director or advisory services) terminates due to death or Permanent Disability, or

(ii)
    the Participant’s employment terminates without Cause or for Good Reason (including for purposes of this Section 4(a), a termination without Cause by the Company of consulting, director or advisory services).

Further, provided, that to the extent then unvested, in the event of the Participant’s Retirement where such Retirement is (A) on or after the first anniversary of the Date of Grant, or (B) prior to the first anniversary of the Date of Grant but following such Retirement the Participant continues to render services to the Company or one of its Subsidiaries as a consultant, director or other advisor through the first anniversary of the Date of Grant, Options not previously vested shall immediately become vested upon such occurrence but shall only become exercisable on the date each Tranche would have otherwise become vested under the schedule described above in this Section 4(a). If the Participant’s Retirement occurs prior to the first anniversary of the Date of Grant and following such Retirement, the Participant does not continue to render services to the Company or one of its Subsidiaries as a consultant, director or other advisor through the first anniversary of the Date of Grant, the Options shall become immediately vested on a pro-rata basis based on the number of calendar days the Participant has been employed (or rendered services as a consultant, director or other advisor) by the Company during the period beginning on the Date of Grant and ending on the first anniversary of the Date of Grant (with the remainder of the Options forfeited) but the vested Options shall only become exercisable on the date each Tranche would have otherwise become vested under the schedule described above in this Section 4(a); provided, however, that only one-third of the total Options that became vested by reason of the Retirement of the Participant prior to the first anniversary of the date of Grant shall become exercisable on each such date.
Notwithstanding the foregoing sentences, upon a Participant’s termination of employment for any reason, the Compensation Committee may, in its sole discretion, waive any requirement for vesting then remaining and permit, for a specified period of time consistent with the first sentence of Section 4(b) hereof the exercise of the Options prior to the satisfaction of such requirement. Any fractional Options that would result from application of this Section 4(a) shall be aggregated and shall vest on the first anniversary of the Date of Grant.
(a)    Option Period. The Options shall expire (to the extent not previously exercised or forfeited) on, and shall not be exercisable, following the tenth (10th) anniversary of the Date of Grant. In addition, all Options shall be subject to earlier expiration as provided herein or in the Plan, as follows:
(iii)    if the Participant’s employment terminates due to death, Permanent Disability, or without Cause or for Good Reason, the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) one year following termination of employment and (B) the expiration date of the Options specified in this Section 4(b);
(iv)     if the Participant’s employment is terminated due to Retirement, the Participant may exercise the Options, to the extent vested and exercisable, at any time until the expiration date of the Options specified in this Section 4(b) (and the fact that the Participant continues to offer consulting, director or advisory services after such Retirement shall not limit the fact that the Options subject to this Agreement that have not been forfeited shall remain exercisable until the expiration date of the Options specified in this Section 4(b));
(v)    if the Participant voluntarily terminates employment with the Company (other than for Good Reason), the Participant may exercise the Options, to the extent then vested, at any time until the earlier of (A) sixty (60) days following termination of employment and (B) the expiration date of the Options specified in this Section 4(b); or
(vi)    in the event of any other termination of the Participant’s employment (including a termination by the Company for Cause), all of the Options (whether or not vested at the time of termination) shall, without any action on the part of any Person, immediately expire and be canceled without payment therefor.
Except as provided in Section 4(a) hereof or in the case of automatic vesting in connection with such termination event, upon termination of the Participant’s employment with the Company or a Subsidiary for any reason, all Options which have not theretofore vested shall, without any action on the part of any Person, immediately expire and be canceled without any payment therefor.
(b)    Exercise. Subject to the Company’s Policy on Insider Trading, the limitations upon Retirement in Section 4(a) and Sections 4(d), 4(f), and 8 hereof, the Participant may exercise any or all of the Options, to the extent vested and not forfeited. The date of exercise of an Option shall be the date on which the conditions provided in Sections 4(d), 4(f), and 8 hereof are satisfied.
(c)    Payment. At the time of any exercise, the Participant shall pay to the Company the Option Price of the shares as to which this Option is being exercised by delivery of consideration equal to the product of the Option Price and the number of shares purchased, together with any amounts required to be withheld for tax purposes under Section 17(c) of the Plan. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Compensation Committee for that purchase, which forms may (but are not required to) include (i) cash; (ii) check or wire transfer; (iii) tendering (either actually or by attestation) shares of Common Stock already owned by the Participant, provided that the shares have been held for the minimum period required by applicable accounting rules to avoid a charge to the Company’s earnings for financial reporting purposes or were not acquired from the Company as compensation; (iv) to the extent permitted by applicable law, Cashless Exercise; or (v) such other consideration as the Compensation Committee may permit in its sole discretion; provided, however, that any Participant may, at any time, exercise any Vested Option (or portion thereof) owned by him pursuant to a Cashless Exercise.
(d)    Stockholder Rights. The Participant shall have no rights as a stockholder with respect to any shares of Common Stock issuable upon exercise of the Options until the Participant has made payment pursuant to Section 4(d) and a certificate or certificates evidencing such shares shall have been issued to the Participant, and no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date upon which the Participant shall become the holder of record thereof.
(e)    Limitation of Exercise. The Options shall not be exercisable unless the offer and sale of the shares of Common Stock subject thereto have been registered under the 1933 Act and qualified under applicable state “blue sky” laws, or the Company has determined that an exemption from registration under the 1933 Act and from qualification under such state “blue sky” laws is available.
(f)    Delivery of Shares. As soon as practicable following the exercise of any Options, the appropriate number of shares of Common Stock issued in connection with such exercise shall be issued by the Company’s transfer agent, in the name of the Participant by (a) paper certificate delivered to the Participant, or (b) electronic delivery to the Company’s representative broker.
(g)    Dividends and Distributions. Any shares of Common Stock or other securities of the Company received by the Participant as a result of a stock dividend or other distribution in respect of Option Shares shall be subject to the same restrictions as such Option Shares, and all references to Option Shares hereunder shall be deemed to include such shares of Common Stock or other securities.
(h)    Special Exercise Provisions. Notwithstanding anything to the contrary in the Plan or in this Agreement, if the Participant is employed or resides in China or Italy, then the Participant shall only exercise the Options granted hereunder using the “Cashless Exercise” method as defined in the Plan and shall not have the right to use any other method otherwise permitted under this Agreement.
5.    Noncompetition. The Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 5) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an employee, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business in the Americas, Europe, Middle East or Asia or in any other geographic area throughout the world (a) in which the Company or any of its Subsidiaries has engaged in any of the activities that comprise a Competing Business during the Participant’s employment, or (b) in which the Participant has knowledge of the Company’s plans to engage in any of the activities that comprise a Competing Business (including, without limitation, in any area in which any customer of the Company or any of its Subsidiaries may be located); provided, however, that the provisions of this Section 5 shall apply solely to those activities of a Competing Business, with which the Participant was personally involved or for which the Participant was responsible while employed by the Company or its Subsidiaries during the twelve (12) month period preceding termination of the Participant’s employment. This Section 5 will not be violated, however, by the Participant’s investment of up to US$100,000 in the aggregate in one or more publicly-traded companies that engage in a Competing Business. The restrictions of this Section 5 shall also apply during the period after Retirement until vested Options become exercisable described in Section 4(a).
6.    Wrongful Solicitation. As a separate and independent covenant, the Participant agrees with the Company that, for so long as the Participant is employed by the Company or any of its Subsidiaries and continuing for twelve (12) months (or such longer period as may be provided in an employment or similar agreement between the Participant and the Company or one of its Subsidiaries or as provided in the last sentence of this Section 6) following a termination of such employment that occurs after any of the Options have vested (whether or not such Options have been exercised), the Participant will not engage in any Wrongful Solicitation. The restrictions of this Section 6 shall also apply during the period after Retirement until vested Options become exercisable described in Section 4(a).
7.    Confidentiality; Specific Performance.
(a)    The Participant agrees with the Company that the Participant will not at any time, except in performance of the Participant’s obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, reveal to any person, entity, or other organization (other than the Company, or its employees, officers, directors, stockholders, or agents) or use for the Participant’s own benefit any information deemed to be confidential by the Company or any of its Affiliates (“Confidential Information”) relating to the assets, liabilities, employees, goodwill, business, or affairs of the Company or any of its Affiliates, including, without limitation, any information concerning past, present, or prospective customers, manufacturing processes, marketing, operating, or financial data, or other confidential information used by, or useful to, the Company or any of its Affiliates and known (whether or not known with the knowledge and permission of the Company or any of its Affiliates and whether or not at any time prior to the Date of Grant developed, devised, or otherwise created in whole or in part by the efforts of the Participant) to the Participant by reason of the Participant’s employment with, equity holdings in, or other association with the Company or any of its Affiliates. The Participant further agrees that the Participant will retain all copies and extracts of any written Confidential Information acquired or developed by the Participant during any such employment, equity holding, or association in trust for the sole benefit of the Company, its Affiliates, and their successors and assigns. The Participant further agrees that the Participant will not, without the prior written consent of the Company, remove or take from the Company’s or any of its Affiliate’s premises (or if previously removed or taken, the Participant will promptly return) any written Confidential Information or any copies or extracts thereof. Upon the request and at the expense of the Company, the Participant shall promptly make all disclosures, execute all instruments and papers, and perform all acts reasonably necessary to vest and confirm in the Company and its Affiliates, fully and completely, all rights created or contemplated by this Section 7. The term “Confidential Information” shall not include information that is or becomes generally available to the public other than as a result of a disclosure by, or at the direction of, the Participant.
(b)    The Participant agrees that upon termination of the Participant’s employment with the Company or any Subsidiary for any reason, the Participant will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way evidencing (in whole or in part) Confidential Information relating to the business of the Company and its Subsidiaries and Affiliates. The Participant further agrees that the Participant will not retain or use for the Participant’s account at any time any trade names, trademark, or other proprietary business designation used or owned in connection with the business of the Company or its Subsidiaries or Affiliates.
(c)    The Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 7, or Section 5 or 6 above, would be inadequate and, in recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond (or other security other than any mandatory minimum or nominal bond or security), shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, or any other equitable remedy which may then be available.
1.    Tax Withholding. This Section 8 applies only to (a) ~~those~~ Participants who are U.S. employees, and (b) those Participants who are employed by a Subsidiary of the Company that is obligated under applicable local law to withhold taxes with respect to the vesting or exercise of the Options. The Company or a designated Subsidiary of the Company shall have the right, prior to the delivery of any certificates evidencing shares of Common Stock to be issued pursuant to this Agreement, to require the Participant to remit to the Company or such Subsidiary any amount sufficient to satisfy any applicable (federal, foreign, state, or local) tax withholding requirements. Prior to the Company’s or the designated Subsidiary’s determination of such withholding liability, the Participant may make an irrevocable election to satisfy, in whole or in part, such obligation to remit taxes by directing the Company or such Subsidiary to withhold shares of Common Stock that would otherwise be received by the Participant (up to the maximum amount of tax permitted to be withheld that will not result in adverse financial accounting consequences to the Company). Such election may be denied by the Compensation Committee in its discretion, or may be made subject to certain conditions specified by the Compensation Committee. The Company or its designated Subsidiary shall also have the right to deduct from all cash payments made pursuant to or in connection with any Award any applicable federal, foreign, state, or local taxes required to be withheld with respect to such payments.
2.    No Obligation to Register. The Company shall be under no obligation to register any Option Shares as a result of the exercise of the Options pursuant to the Securities Act or any other federal or state securities laws.
3.    Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act for such period as the Company or its underwriters may request (such period not to exceed 180 days following the date of the applicable offering), the Participant shall not, directly or indirectly, sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any of the Options granted under this Agreement or any Option Shares resulting the settlement thereof without the prior written consent of the Company or its underwriters.
4.    Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Options by any holder thereof in violation of the provisions of this Agreement or the Certificate of Incorporation or the Bylaws of the Company, will be valid, and the Company will not transfer any Option Shares resulting from the exercise of Options on its books nor will any of such shares be entitled to vote, nor will any dividends be paid thereon, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce such provisions.
5.    Survival. This Agreement shall apply to and bind the Participant and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors. All agreements, representations, and warranties made herein and in the certificates delivered pursuant hereto shall survive the issuance to the Participant of the Options and any Option Shares and shall continue in full force and effect. The terms of Section 5, 6, and 7 shall expressly survive this Agreement.
6.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or sent by certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to the Participant’s attention at the mailing address set forth on the signature page of this Agreement (or to such other address as the Participant shall have specified to the Company in writing) and, if to the Company, to the Company’s office at 2366 Bernville Road, Reading Pennsylvania, 19605, Attention: General Counsel (or to such other address as the Company shall have specified to the Participant in writing). All such notices shall be conclusively deemed to be received and shall be effective, if sent by hand delivery, upon receipt, or if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.
7.    Waiver. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
8.    Authority of the Compensation Committee. The Compensation Committee shall have the full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Compensation Committee as to any such matter of interpretation or construction shall be final, binding and conclusive.
9.    Representations. The Participant has reviewed with his or her own tax advisors the applicable tax (U.S., foreign, state, and local) consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.
10.    Investment Representation. The Participant hereby represents and warrants to the Company that the Participant, by reason of the Participant’s business or financial experience (or the business or financial experience of the Participant’s professional advisors who are unaffiliated with and who are not compensated by the Company or any affiliate or selling agent of the Company, directly or indirectly), has the capacity to protect the Participant’s own interests in connection with the transactions contemplated under this Agreement.
11.    Entire Agreement; Governing Law; Language. This Agreement and the Plan and the other related agreements expressly referred to herein set forth the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Agreement. This Agreement has been prepared in English and in one or more other languages. If there is a discrepancy between or among any of these versions, the English version shall prevail. Unless otherwise restricted by applicable law, this Agreement may be executed electronically. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, USA.
12.    Severability; Judicial Reformation. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
13.    Amendments; Construction. The Compensation Committee may amend the terms of this Agreement prospectively or retroactively at any time, but (unless otherwise provided under Section 16 of the Plan) no such amendment shall impair the rights of the Participant hereunder without his or her consent. Headings to Sections of this Agreement are intended for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation hereof.
14.    Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understand the terms and provision thereof, and accepts the Options subject to all the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee upon any questions arising under this Agreement.
15.    Miscellaneous.
(a)    No Rights to Grants or Continued Employment. The Participant acknowledges that the award granted under this Agreement is not employment compensation nor is it an employment right, and is being granted at the sole discretion of the Company’s Compensation Committee. The Participant shall not have any claim or right to receive grants of Awards under the Plan. Neither the Plan or this Agreement, nor any action taken or omitted to be taken hereunder or thereunder, shall be deemed to create or confer on the Participant any right to be retained as an employee of the Company or any Subsidiary or other Affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Affiliate or Subsidiary thereof to terminate the employment of the Participant at any time.
(b)    No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Agreement shall affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred, or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any other corporate act or proceeding, whether of a similar character or otherwise.
(c)    Assignment. The Company shall have the right to assign any or all of its rights and to delegate any or all of its duties under this Agreement to any of its Affiliates. The terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of the permitted successors and assigns of the Company (including any person or entity which acquires all or substantially all of the assets of the Company).
(d)    Adjustments. The Options shall be adjusted or terminated as contemplated by Section 16(a) of the Plan.
(a)    Clawback Policy. The Options and any Option Shares shall be subject to the terms of the clawback policy adopted by the Board of Directors (as such policy may be amended from time-to-time).

[SIGNATURE PAGE FOLLOWS]

THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT UNLESS SIGNED AND DELIVERED TO THE COMPANY NOT LATER THAN THIRTY (30) DAYS SUBSEQUENT TO THE DATE OF GRANT SET FORTH BELOW. IN ADDITION, THIS AGREEMENT SHALL BE NULL AND VOID AND UNENFORCEABLE BY THE PARTICIPANT IF THE STOCKHOLDERS OF THE COMPANY DO NOT APPROVE THE PLAN AT THE ANNUAL MEETING OF STOCKHOLDERS IN JULY, 2015.
BY SIGNING THIS AGREEMENT, THE PARTICIPANT IS HEREBY CONSENTING TO THE USE AND TRANSFER OF THE PARTICIPANT’S PERSONAL DATA BY THE COMPANY TO THE EXTENT NECESSARY TO ADMINISTER AND PROCESS THE AWARDS GRANTED UNDER THIS AGREEMENT.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Participant has executed this Agreement, both as of the day and year first above written.
ENERSYS

By:
Name:
Title:

PARTICIPANT

____________________________________Name:
Address:

Date Of Grant:

Number of Options:	______ Option Price: $ __________

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